To: Healthy Harmony Holdings, L.P. (the “Issuer” or “you”)

c/o TPG Capital, L.P.
345 California Street, Suite 3300, San Francisco, CA 94104
Attention: Ronald Cami, Esq.
Telephone No.: (415) 743-1532
Facsimile No.: (415) 743-1501

Email address: rcami@tpg.com

February 17, 2014

Re: Subscription of Additional LP Interests

Ladies and Gentlemen,

We refer to the Agreement and Plan of Merger dated the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) among Chindex International, Inc. (the “Company”), the Issuer and Healthy Harmony Acquisition, Inc., a wholly owned subsidiary of the Issuer (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving entity of the Merger and a wholly-owned subsidiary of the Issuer. Unless otherwise defined herein, capitalized terms used herein shall have the same meaning as ascribed to them in the Merger Agreement or in the Initial Subscription Agreement (as defined below).

1.	INITIAL SUBSCRIPTION

Subject to the terms and conditions set forth in this letter of commitment (this “Letter Agreement”), TPG Asia VI, L.P. (“Sponsor”) hereby commits to subscribe for, directly or indirectly through one or more intermediate entities controlled by Sponsor or its affiliates, 2,295,640 limited partnership interests of the Issuer (“Initial Subscription LP Interests”) at a price per Initial Subscription LP Interest of US$19.50 (the “Initial Subscription Commitment”) for an aggregate purchase price of US$44,764,971, pursuant to a subscription agreement in the form attached hereto as Exhibit A (the “Initial Subscription Agreement”). The financial models and detailed capital expenditure schedules and plans in respect of each of the Qingdao, Guangzhou and Haidian projects (each, an “Approved Project”) and the allocation of the Initial Subscription Commitment (the “Allocated Amount”) to each Approved Project is set forth in a disclosure schedule delivered by the Company to Sponsor on the date hereof (the “Disclosure Schedule”). If, at the time of the execution by Sponsor of the Initial Subscription Agreement, there is (a) an Updated Capex Schedule and Plan for the Haidian project that is not an Approved Plan or (b) an Updated Financial Model for the Haidian project that is not an Approved Financial Model or that reflects a projected return on investment that is less than the projected return on investment set forth in the Disclosure Schedule for the Haidian project (in either case, a “Haidian Project Change”), the Initial Subscription Commitment hereunder will be reduced by an amount equal to the Allocated Amount for the Approved Project for Haidian, and the Further Subscription Commitment shall be increased by an amount equal to the Allocated Amount for the Approved Project for Haidian.

2.	FURTHER SUBSCRIPTION

Subject to the terms and conditions set forth in this Letter Agreement, Sponsor hereby further commits to subscribe for, directly or indirectly through one or more intermediate entities controlled by Sponsor or its affiliates, limited partnership interests of the Issuer (“Further Subscription LP Interests”) at a price per Further Subscription LP Interest of US$19.50 if the Further Subscription Agreement (as defined below) is executed by the date which is six months from the Effective Time or, if thereafter, then the fair market value of the LP Interests of the Issuer at the time of the execution of the Further Subscription Agreement (the “Further Subscription Commitment” and, together with the Initial Subscription Commitment, the “Commitments”) for an aggregate purchase price of up to US$19,895,543, pursuant to a subscription agreement between the parties containing terms and conditions to be mutually agreed (the “Further Subscription Agreement”).

3.	CONDITIONS

(a) The execution by Sponsor of the Initial Subscription Agreement shall be subject to (i) the consummation of the Merger in accordance with the terms of the Merger Agreement, (ii) the existence of an Approved Plan and an Approved Financial Model for each of the Approved Projects (which the senior management of Parent has certified as its bona fide estimate of the costs to completion of each Approved Project), (iii) concurrent execution by Fosun Industrial Co., Limited of a subscription agreement in substantially the same form, pursuant to which Fosun Industrial Co., Limited subscribes for 2,319,745 limited partnership interests of the Issuer at a price per limited partnership interest of US$19.50, (iv) the execution and delivery of a shareholder agreement mutually agreed among the holders of the limited partnership interests of the Issuer containing the terms set forth in Exhibit B hereto, and (v) no events have occurred which have constituted or would constitute, individually or in the aggregate, a Company Material Adverse Effect. Subject to the satisfaction of the foregoing conditions and the terms of this Letter Agreement, the parties agree that the Initial Subscription Agreement shall be consummated within one month after the Effective Time.

(b) The Further Subscription Commitment shall be subject to (i) the funding of the Initial Subscription Commitment in accordance with the terms of the Initial Subscription Agreement, (ii) the approval and adoption of financial models and the budgets for the Puxi, Pudong and, in the case of a Haidian Project Change, Haidian projects by unanimous vote of the Board, which shall not be withheld if (x) with respect to the Haidian project, (1) the total capital expenditure to complete such project is not higher than the total capital expenditure set forth in the Disclosure Schedule for such project and (2) the projected return on investment of such project is not lower than the projected return on investment set forth in the Disclosure Schedule for such project and (y) with respect to the Puxi or Pudong project, (1) the total capital expenditure to complete such project is not higher than the average of (A) the total capital expenditure set forth in the Disclosure Schedule for the Haidian project and (B) the total capital expenditure for the Pudong project provided to Sponsor as of the date of this Agreement and (2) the projected return on investment of such project is not lower than the average of (A) the projected return on investment set forth in the Disclosure Schedule for the Haidian project and (2) the projected return on investment for the Pudong project provided to Sponsor as of the date of this Agreement, (iii) the execution and delivery of the Further Subscription Agreement by the parties thereto and (iv) the conditions precedent, if any, to the Further Subscription Commitment set forth in the Further Subscription Agreement as mutually agreed between the parties.

4.	Termination

Our obligation under this Letter Agreement will terminate automatically and immediately (i) upon the termination of the Merger Agreement pursuant to its terms or (ii) if any condition precedent to the execution by Sponsor of the Initial Subscription Agreement specified in paragraph 3 above is not satisfied or waived in writing by Sponsor on or before the date that is

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two months after the Effective Time. Our obligation with respect to the Further Subscription Commitment will terminate automatically and immediately if the conditions precedent to the funding of such Further Subscription Commitment is not satisfied on or before the date that is twelve months after the Effective Time. If this Letter Agreement is terminated in accordance with this Section 4, this Letter Agreement shall become null and void and shall be of no further force and effect.

5.	Governing law

This Letter Agreement shall be governed by, and construed in accordance with, the laws of Delaware, without regard to its conflict of laws rules.

6.	Miscellaneous

This Letter Agreement may not be amended or otherwise modified without the prior written consent of each party hereto. This Agreement constitutes the sole agreement and supersedes all prior agreements, understandings and statements, written or oral, between us or our affiliates, on the one hand, and the Issuer or its affiliates, on the other hand, with respect to the transactions contemplated hereby.

The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other party hereto and its respective successors and permitted assigns, in accordance with and subject to the terms of this Letter Agreement.

The parties hereto agree that irreparable damage would occur if the provisions of this Letter Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Letter Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which such party is entitled.

This Letter Agreement may be executed in any number of counterparts and by different parties on separate counterparts which when taken together shall be deemed to constitute one and the same letter.

The Commitments evidenced by this Letter Agreement shall not be assignable, in whole or in part, the Issuer without our prior written consent. Any purported assignment of this Letter Agreement or the Commitments without our prior written consent shall be null and void ab initio.

Please confirm your agreement to the above by countersigning the attached duplicate of this Letter Agreement and returning it to us at the address given below.

[Signature pages follow]

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Yours faithfully,

TPG Asia VI, L.P. By: TPG Asia GenPar VI, L.P., its general partner By: TPG Asia GenPar VI Advisors, Inc., its general partner By: /s/ Ronald Cami Name: Ronald Cami Title: Vice President

We acknowledge and agree to the above:

Healthy Harmony Holdings, L.P. By: Healthy Harmony GP, Inc., its general partner By: /s/ Ronald Cami Name: Ronald Cami Title: Vice President

[Signature Page to Letter of Commitment for Additional LP Interests (TPG)]

Exhibit A

Form of Subscription Agreement

Exhibit B

Shareholder Rights Term Sheet